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                                                Exhibit 4

               STANDSTILL AND CORPORATE GOVERNANCE AGREEMENT


            THIS STANDSTILL AND CORPORATE GOVERNANCE AGREEMENT (the "Agreement") dated as of February 6, 1995, by and among Alexander's, Inc., a Delaware corporation (the "Company"), Vornado Realty Trust, a Maryland real estate investment trust ("Vornado"), and Interstate Properties, a New Jersey general partnership ("Interstate").

                            W I T N E S S E T H

            WHEREAS, Vornado and Interstate collectively own beneficially and of record approximately 29.3% of the outstanding shares of common stock, par value $1.00 per share, of the Company (the "Common Shares");

            WHEREAS, Vornado and Citibank, N.A. ("Citibank") have entered into an agreement (the "Citibank Agreement") pursuant to which Vornado will acquire an additional approximately 27.1% of the outstanding Common Shares from Citibank; and

            WHEREAS, Vornado, Interstate and the Company desire to enter into certain restrictions and agreements with respect to Vornado's and Interstate's investments in the Company.

            NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                ARTICLE I.

                          STANDSTILL RESTRICTIONS

            1.1. Standstill. During the term of this Agreement unless approved by the Independent Directors (as hereinafter defined), Vornado and Interstate will not, and will cause each of their respective Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) and Associates (as such term is defined in Rule 12b-2 under the Exchange Act), whether or not any such Affiliate or Associate was such on the date of this Agreement, not to:

            (a) acquire, offer to acquire, or agree to acquire, directly or indirectly (including repurchases by the Company), by purchase or otherwise, any Common Shares or

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direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any Common Shares, if such acquisition, at the time it is made, together with the Common Shares otherwise owned collectively by Vornado, Interstate and their respective Affiliates and Associates (excluding the Company) (collectively, the "Vornado Group"), would result in the Vornado Group's aggregate Beneficial Ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or record ownership of Common Shares during the term of this Agreement exceeding 66.65% of the then outstanding Common Shares; or

            (b) sell, transfer, or otherwise dispose of any Common Shares owned or subsequently obtained by each of them in the aggregate in excess of the Permitted Transfer Amount, in one or a series of related transactions, at a price or prices per Common Share in excess of 115% of the average of the last reported sales price per Common Share, as reported by the New York Stock Exchange, Inc. for the previous 20 trading days, unless the transferee of such Common Shares irrevocably offers to purchase the same pro rata percentage of the Common Shares of all other Beneficial Owners of outstanding Common Shares, other than the members of the Vornado Group, on the same terms and at the same price per Common Share, it being understood that any transfers occurring within a 360-day period involving, directly or indirectly, the same transferee or its Affiliates or Associates or any other person who would constitute a "group" as defined in Exchange Act Rule 13d-3 with any of the foregoing ("Related Parties") shall be deemed to be part of a series of related transactions, but that transactions with persons who are not Related Parties shall not be considered a series of related transactions for purposes of this Section 1(b). "Permitted Transfer Amount" means the number of Common Shares included in any transaction or related series of transactions which in the aggregate is equal to the greater of (i) 30% of the outstanding Common Shares or (ii) a majority of the Common Shares owned in the aggregate by the Vornado Group, in each case at the time of such transfer or transfers. Notwithstanding the foregoing, the members of the Vornado Group shall be permitted to transfer any Common Shares pursuant to a broad public distribution in an underwritten public offering registered under the Securities Act of 1933, as amended.

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                                ARTICLE II.

                        CORPORATE GOVERNANCE MATTERS

            2.1. Directors. (a) During the term of this Agreement, Interstate and Vornado agree to use their best efforts to cause the Board of Directors of the Company to include three members who are Independent Directors. For purposes hereof, a person shall be deemed to be an "Independent Director" if he or she is not, or was not at any time during the five years preceding his or her election as a director, (i) a member of the Vornado Group, (ii) an Affiliate or Associate of any entity which Beneficially Owns 25% or more of the voting securities of the Company,
(iii) an Affiliate or Associate of any entity who has had any material business dealings with a member of the Vornado Group during such period or
(iv) a family member of any of the above-named persons. If the Independent Director or Independent Directors so request, Interstate and Vornado agree to use their best efforts to cause an individual or individuals chosen by the remaining Independent Director or Independent Directors, who is reasonably satisfactory to a majority of the remaining members of the Company's Board of Directors, to fill the vacancy discussed in Section 2.1(b) or any vacancy caused by the resignation, removal or death of an Independent Director. Any action to be taken by the Independent Directors shall be taken by majority vote of the Independent Directors in office.

            (b) The Parties hereto agree that on the date hereof, Stephen Mann and Thomas DiBenedetto are the only members of the Board of Directors of the Company who are Independent Directors. Interstate and Vornado agree to use their best efforts to cause Messrs. Mann and DiBenedetto and a third Independent Director designated by Messrs. Mann and DiBenedetto in accordance with Section 2.1(a) to serve on the Board of Directors of the Company as Independent Directors during the term of this Agreement. The parties hereto further agree that the Independent Directors can only be removed for "cause."

            (c) The Company shall, and Interstate and Vornado agree to use their best efforts to cause the Company to, provide the Independent Directors with a reasonable budget to employ investment bankers, independent counsel or other professionals that the Independent Directors determine are necessary to carry out their responsibilities. The Company shall maintain its current indemnification of officers and directors under its Amended and Restated Certificate of Incorporation and By-Laws and shall maintain its directors

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and officers insurance to the extent available at current premiums (which do not exceed $250,000 per annum).

            (d) The Board of Directors has approved of the appointment of Russell Wight and David Mandelbaum as members of the Company's Board of Directors, to fill two of the three vacancies created by the resignations of the Citibank designees.

            2.2. Business Combinations and Other Affiliate Transactions. During the term of this Agreement, Interstate and Vornado agree not to cause the Company to engage in any transaction with a member of the Vornado Group (i) that is described in or contemplated by the definition of "business combination" contained in Section 203 of the Delaware General Corporation Law, or (ii) in which any member of the Vornado Group has an interest (other than as a stockholder of the Company), unless in each case, such transaction has been approved by a majority of the Independent Directors.

            2.3. REIT Qualification. The Company agrees that it will not knowingly take any action that will cause the Company to cease to qualify as a real estate investment trust within the meaning of Section 856 of the Internal Revenue Code of 1986, as amended, unless such action shall have been approved by a majority of the Board of Directors of the Company.

            2.4. Registration Rights. Upon the request of the Vornado Group, the Company agrees to use its best efforts to cause a registration statement to become effective under the Securities Act of 1933, as amended, relating to the offer and sale of the Common Shares held by the Vornado Group, on customary and usual terms to be agreed upon between the Company and the Vornado Group. The parties hereto agree that, in connection with such registration, the Vornado Group shall pay for all costs and expenses relating to its legal fees, any blue sky fees and any underwriter discount, and the Company shall pay for all costs and expenses relating to its legal and accounting fees, and any printing or listing fees. Interstate and Vornado agree that the Vornado Group shall not make more than one such request during any twelve-month period nor request that the Company register less than 10% of the outstanding Common Shares at any one time. The Company shall have no liability to the Vornado Group if such registration statement does not become effective for any reason, provided that the Company has responded to such request in good faith.

            2.5. Conduct of Company's Business. From the date hereof to the earlier of (i) Closing or termination of

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the Citibank Agreement or (ii) June 30, 1995, the Company shall not take any action not approved by Vornado to (a) conduct its business other than in the ordinary course, (b) amend its Amended and Restated Certificate of Incorporation or its By-Laws, (c) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Company's common stock, (d) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, the Company's common stock, (e) acquire directly or indirectly by redemption or otherwise any Common Shares, (f) incur any indebtedness for money borrowed,
(g) make or commit any expenditure (not previously committed) in excess of $50,000 or (h) agree to do any of the foregoing.

            2.6. Terms of Office. The Company will use its best efforts to adjust the classes in which directors serve so that the Independent Directors will stand for election at the next annual meeting of shareholders.


                                ARTICLE III.

                               MISCELLANEOUS

            3.1. Authorization and Enforceability. Each of the parties hereto represents and warrants that it is duly authorized to execute and deliver this Agreement and that this Agreement is a valid and binding obligation of such party enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and by general equitable principles.

            3.2. Specific Performance. Interstate and Vornado acknowledge that the Company would not have an adequate remedy at law for money damages in the event that any of the covenants of Interstate and Vornado in this Agreement were not performed in accordance with its terms and therefore agree that the Company shall be entitled to specific enforcement of such covenants in addition to any other remedy to which it may be entitled, at law or in equity.

            3.3. Term. If the closing of the Citibank Agreement occurs, this Agreement shall terminate three years from the date of such closing. If the closing of the Citibank Agreement has not occurred, this Agreement shall terminate on the earlier of (i) termination of the Citibank

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Agreement or (ii) June 30, 1995.  This Agreement is effective immediately except that Sections 2.1, 2.2, 2.4 and 2.6 shall not become effective until the closing of the Citibank Agreement has occurred.

            3.4. Waivers. The failure at any time of any party to require performance by any other party of any responsibility or obligation required by this Agreement shall in no way affect a party's right to require such performance at any time thereafter, nor shall the waiver by the party of a breach of any provision of this Agreement by any other party constitute a waiver of any other breach of the same or any other provision of this Agreement nor constitute a waiver of the responsibility or obligation itself.

            3.5. Assignability. This Agreement shall be binding upon and inure to the benefit of the successors, heirs and legatees of each party hereto, as appropriate. Neither this Agreement nor any right or obligation hereunder may be assigned or delegated in whole or in part to any other person without the prior written consent of the other parties.

            3.6. Notices. In any case where any notice or other communication is required or permitted to be given hereunder such notice or communication shall be in writing and (a) personally delivered, (b) sent by registered United States mail, postage prepaid, return receipt requested,
(c) transmitted by telecopy of (d) sent by way of a recognized overnight courier service, postage prepaid, return receipt requested with instructions to deliver on the next business day, in each case as follows:

            If to the Company, to:

            Alexander's Inc.
            31 West 34th Street
            New York, New York 10001

            Attention:  Brian Kurtz
            Telecopy:   (212) 695-4221

            With copy to:

            Stephen Mann
            c/o Clifford Companies
            292 Madison Avenue
            New York, New York 10017
            Telecopy:  (212) 689-8490

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            and

            Shearman & Sterling
            599 Lexington Avenue
            New York, New York 10022

            Attention:  Douglas Bartner, Esq.
            Telecopy:   (212) 848-7179


            If to Vornado or Interstate, to or in care of:

            Vornado Realty Trust
            Park 80 West
            Plaza II
            Saddle Brook, NJ 07662

            Attention:  Steven Roth
            Telecopy:   (201) 587-0600

            With copy to:

            Sullivan & Cromwell
            1701 Pennsylvania Avenue, N.W.
            Washington, D.C. 20006

            Attention:  Janet T. Geldzahler, Esq.
            Telecopy:   (202) 293-6330


            All such notices or other communications shall be deemed to have been given or received (i) upon receipt if personally delivered, (ii) on the fifth day following posting if by registered United States mail,
(iii) when sent if by confirmed telecopy or (iv) on the next business day following deposit with an overnight courier.

            3.7. Choice of Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

            3.8. Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void solely for the purpose of the performance thereof in such jurisdiction, but this Agreement shall remain in force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in applicable laws or interpretations thereof or should this Agreement

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fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by law.

            3.9. Third Party Beneficiaries. In the event the Independent Directors shall not be in office or the Company has failed to seek enforcement of its rights or the rights of its shareholders under this Agreement despite a demand by the Independent Directors that the Company do so, the present and future beneficial owners of voting securities of the Company are intended third party beneficiaries of this Agreement and any such person may take such action as may deemed necessary or appropriate to enforce the rights and obligations arising pursuant to this Agreement or to obtain the benefits intended to be conferred hereby.

            3.10. References to Agreement. Any reference herein to this Agreement shall be deemed to be a reference to such Agreement as the same may be modified, varied, amended or supplemented from time to time by the parties in accordance with the provisions hereof. Unless the context otherwise expressly requires, the words "herein," "hereof" and "hereunder" and other words of similar importance refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

            3.11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement or understanding between the parties hereto whether oral or written, with respect to the matters contemplated hereby.

            3.12. Headings, etc. The Article and Section headings in this Agreement are intended for convenience of reference only and shall not affect the interpretation of this Agreement. Whenever the context shall require, each term stated in either the singular or plural shall include the singular and the plural. References herein to masculine, feminine or neuter pronouns shall be construed to refer to another gender when the context may require.

            3.13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

            3.14. Amendments and Waivers. This Agreement may be amended or modified and any provision hereof may be

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waived only by a written instrument approved by the Independent Directors and executed by each of the parties or by their respective successors, assigns, heirs and legatees, as appropriate.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

                                  ALEXANDER'S, INC.


                                  By:/s/STEPHEN MANN
                                     Name:  Stephen Mann
                                     Title:  Chairman


                                  VORNADO REALTY TRUST


                                  By:/s/JOSEPH MACNOW
                                     Name:  Joseph Macnow
                                     Title:  Vice President and Chief
                                               Financial Officer


                                  INTERSTATE PROPERTIES


                                  By:/s/STEVEN ROTH
                                     Name:  Steven Roth
                                     General Partner